Exhibit 10.3

ZYMOGENETICS, INC.

Executive Compensation Program

(as of January 1, 2009)

Overview

Critical to the success of ZymoGenetics, Inc. (the “Company”) is the company’s ability to attract and retain key executive talent. The executive compensation program (the “Program”) outlined here is designed to focus executives on the achievement of key individual and Company goals, and thereby provide a strong link between performance and total rewards. By maintaining a strong executive team and rewarding their success, the Company will align executive goals with those of shareholders.

Competitive Benchmarks

The primary benchmark for our comparison of similarly-sized biotechnology companies is the Radford Global Life Sciences Compensation Survey with 200 to 600 employees. The secondary element of our competitiveness comparison is defined as a peer group of U.S. therapeutics-focused biotech companies between $200 million and $800 million in market capitalization, in late stage clinical trials (phase II/III) working towards bringing product to market or companies that have recently launched product with revenue less than $100 million.

Performance Link

The goal of the Program is to provide market competitive total compensation (base + short-term incentives + long-term incentives) for strong performance that meets or exceeds performance targets, and above market potential for performance that significantly exceeds established goals. Less successful performance would result in below market total compensation.

Pay Strategy

Base Pay

Base pay salary ranges will be established at the median or 50th percentile of the market, with a range spread of 75%. Actual salaries will be determined based upon experience and scope of responsibilities. Annual base salary reviews will be conducted in conjunction with the Company’s performance management process, with the group target increase set at the biotechnology industry average as reported in the most recent edition of the Radford Global Life Sciences Compensation Survey or other similar report. In addition, an assessment of competitiveness with other biotech executives of similar experience and scope of responsibility will be conducted on a bi-ennial basis.

Short-Term Incentives (STIs)

Annual short-term incentives will be based on the following criteria:

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Goals established for the Company and approved by the Compensation Committee and Board of Directors prior to or at the beginning of each calendar year. Company goals will be established as the CEO’s goals.

•	Goals established for each executive at the beginning of the calendar year with direct links to Company and functional goals.

•	Minimum of five goals and a maximum of eight goals; weighted based on the importance to the organization as determined by the CEO in concert with overall corporate goals.

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Target incentives for each level set at reachable goals, with maximum incentives set at a level requiring performance significantly beyond expectations. (In highly unusual circumstances, the CEO would have the flexibility to reward exceptional performance beyond the established maximum for extraordinary effort, and correspondingly, performance significantly below normal expectations may result in no award payment at all.)

Payout Levels (percentage of base pay paid in cash)

CEO/President	(weighting – 100% corporate goals)
Minimum:	0%
Target:	50%
Maximum:	75%

ZMC Members	(weighting – 60% corporate goals/40% individual goals)
Executive Vice President:
Minimum:	0%
Target:	40%
Maximum:	55%

Senior Vice President:
Minimum:	0%
Target:	35%
Maximum:	50%

Long-Term Incentives (LTIs)

Annual long-term incentives will be awarded based on the achievement of individual, team and Company goals. The Compensation Committee will establish a stock option pool for awarding options to executives each year based on Company performance and recommended grant ranges. Each year, the CEO, in consultation with the Compensation Committee, will establish weightings for each of the LTI goal groups. For example, 80% of the award determination might be based on individual goals and 20% on executive team goals. (In highly unusual circumstances, the CEO would have the flexibility to reward exceptional performance beyond the established maximum for extraordinary effort, and correspondingly, performance significantly below normal expectations may result in no award payment at all.)

Payout Levels (range of options/grants)

CEO
Minimum:	0
Target:	150,000 shares
Maximum:	225,000 shares

President
Minimum:	0
Target:	100,000 shares
Maximum:	150,000 shares

ZMC Members
Executive Vice President:
Minimum:	0
Target:	60,000 shares
Maximum:	80,000 shares

Senior Vice President:
Minimum:	0
Target:	45,000 shares
Maximum:	60,000 shares

All Participants
Stock Options:	100	% (4-year vesting)

Administration

STIs and LTIs

In all cases, awards of STIs will be made only if the participant is continuously employed through the end of the calendar year, subject to the Compensation Committee’s sole discretion to determine whether any portion of the bonus will be paid in the event of a participant’s termination of service prior to that date. With respect to LTIs, the participant must be employed on the date of grant of such award.

The Compensation Committee, in its sole discretion, will approve payment of all STIs and LTIs under the Program and may (a) eliminate, increase or reduce the amounts payable to any participant above or below that which otherwise would be payable under the Program, including, but not limited to, the reduction or elimination of payouts based on the achievement of performance goals if the annual performance goals are not met, and (b) modify or terminate the Program at any time, including, but not limited to, amending the Program as it deems necessary or desirable to avoid adverse tax consequences under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

Payment of short-term incentive cash bonuses, if any, under the Program will be made as soon as practicable after the end of the calendar year , but will be paid no later than March 15 of the following calendar year. Each bonus will be paid in cash in a single lump sum, subject to payroll taxes and tax withholding.

Each cash bonus that may become payable under the Program will be paid solely from the general assets of the Company. Nothing in the Program should be construed to create a trust or to establish or evidence any participant’s claim of any right to payment of a bonus other than as an unsecured general creditor with respect to any payment to which a participant may be entitled

Code Section 409A

The Company intends that the Program and the payments and other benefits provided hereunder be exempt from the requirements of Code Section 409A though the Company makes no representations or warranties to participants with respect to any tax, economic or legal consequences of the Program or any payments or other benefits provided hereunder. To the extent Code Section 409A is applicable to the Program (and such payments and benefits), the Company intends that the Program (and such payments and benefits) comply with the deferral, payout and limitations and restrictions imposed under Code Section 409A. In addition, if a participant is a “specified employee” within the meaning of Code Section 409A, then to the extent necessary to avoid subjecting the participant to the imposition of any additional tax under Code Section 409A, amounts that would otherwise be payable under the Program during the six-month period immediately following a participant’s “separation from service,” as defined under Code Section 409A, will not be paid to the participant during such period, but will be accumulated and paid to the participant in a lump sum on the first business day after the earlier of the date that is six months following his or her separation from service or his or her death. The Program will be deemed to be amended, and any deferrals and distributions hereunder will be deemed to be modified, to the extent permitted by and necessary to comply with Code Section 409A and to avoid or mitigate the imposition of additional taxes under Code Section 409A.

General

Nothing in the Program alters the “at will” nature of each participant’s employment with the Company.

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